Exhibit 5(d)
[LETTERHEAD OF WHITE & CASE]

Luxembourg, 15 September 2021
Eaton Controls (Luxembourg) S.à r.l.
12, rue Eugène Ruppert,
L-2453 Luxembourg,
Grand Duchy of Luxembourg

Eaton Technologies (Luxembourg) S.à r.l.
12, rue Eugène Ruppert,
L-2453 Luxembourg,
Grand Duchy of Luxembourg

(the “Addressees”)

Dear Sir, dear Madam,

1.We have acted as Luxembourg legal counsel to (i) Eaton Controls (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the “Register”) under number B 9145 (“Eaton Controls”) and (ii) Eaton Technologies (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 12, rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg and registered with the Register under number B 172.818 (“Eaton Technologies” and together with Eaton Controls, the “Companies” and each a “Company”) in connection with the agreements listed in paragraphs 2(l) and 2(m) below (the “Agreements”).

Capitalised terms used and not otherwise defined herein shall have the meaning given to them in the Registration Statement.

2.For the purposes of this opinion, we have examined, to the exclusion of any other document, the following documents (the “Documents”), which we deem sufficient and appropriate for the opinions expressed herein:

a.a copy of the articles of association of Eaton Controls (the “Eaton Controls Articles”) as at 8 December 2018;
b.a copy of the articles of association of Eaton Technologies (the “Eaton Technologies Articles” and together with the Eaton Controls Articles, the “Articles”) as at 9 February 2018;
c.an excerpt of the Register pertaining to Eaton Controls dated 15 September 2021;
d.an excerpt of the Register pertaining to Eaton Technologies dated 15 September 2021;
e.an electronic copy of a negative certificate (certificat négatif) issued by the Register pertaining to Eaton Controls dated 15 September 2021 (the “Eaton Controls Negative Certificate”) confirming that on the day immediately prior to the date of issuance of the Eaton Controls Negative Certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against Eaton Controls, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de la faillite);
f.an electronic copy of a negative certificate (certificat négatif) issued by the Register pertaining to Eaton Technologies dated 15 September 2021 (the “Eaton Technologies Negative Certificate” and together with the Eaton Controls Negative Certificate, the “Negative Certificates”) confirming that on the day immediately prior to the date of issuance of the Eaton Technologies Negative Certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against Eaton Technologies, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de la faillite);
g.a scanned copy of the written resolutions taken by the board of managers of Eaton Controls on 1 March 2021 (the “March 2021 Eaton Controls Board Resolutions”);
h.a scanned copy of the written resolutions taken by the board of managers of Eaton Technologies on 1 March 2021 (the “March 2021 Eaton Technologies Board Resolutions” and together with the March 2021 Eaton Controls Board Resolutions, the “March 2021 Board Resolutions”);
i.a scanned copy of the written resolutions taken by the board of managers of Eaton Controls on 8 September 2021 (the “September 2021 Eaton Controls Board Resolutions”);
j.a scanned copy of the written resolutions taken by the board of managers of Eaton Technologies on 8 September 2021 (the “September 2021 Eaton Technologies Board Resolutions” and together with the September 2021 Eaton Controls Board Resolutions, the “September 2021 Board Resolutions”, and the September 2021 Board Resolutions together with the March 2021 Board Resolutions, the “Resolutions”);
k.a scanned copy of an executed power of attorney granted by the Companies to Nigel Crawford, Estelle Diggin, and Nicolas Papaioannou on 15 September 2021 (the “Power of Attorney”);
l.a scanned copy of an executed automatically effective shelf registration statement on Form S-3 dated 15 September 2021 and signed by, amongst others, the Companies as Additional Registrant Guarantors (as defined therein) and Eaton Corporation plc, to be filed by Eaton Corporation plc with the Securities and Exchange Commission (“SEC”) under the US Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”); and
m.a scanned copy of the form of New York law governed indenture to be filed as an exhibit to the Registration Statement as Exhibit 4(a), to be entered into among others, the Companies as guarantors and The Bank of New York Mellon Trust Company, N.A. as trustee and to be filed with the SEC (the “Indenture”).
The term “Agreements” includes, for the purposes of Schedule A and Schedule B, any document in connection therewith.
We have not reviewed any other document than the Documents. Except as stated expressly herein, we have not examined any other agreements, arrangements, instruments or other documents affecting, directly or indirectly, either the parties to the Documents or the Documents, nor have we made any other enquiries concerning any of the parties.

Nothing in this opinion should be construed as implying that we are familiar with the affairs of any party to the Agreements or any of their affiliates and this opinion is based solely on the Documents. We assume no responsibility for the investigation or verification of any statements of facts or the reasonableness of any assumption or statement of opinion (including, without limitation, as to any representations and warranties and as to the solvency of any party to the Agreements), without prejudice to the opinions expressed below in this opinion.
3.This opinion speaks as of its date and is confined to and is given solely on the basis of the laws of Luxembourg as presently in force. We do not purport to be experts on, or generally familiar with, any law other than the laws of Luxembourg. Accordingly, we express no opinion herein with regard to any system of law other than the laws of Luxembourg in force at the date hereof, as currently published, and as interpreted and applied in published case law of Luxembourg courts.
This opinion expresses and describes Luxembourg legal concepts in English and not in their original French form. Luxembourg legal concepts expressed in English are to be construed in accordance with the Luxembourg legal concepts to which they refer. It cannot be excluded that due to the differences of legal systems, some words or phrases may have different connotations than the French words or phrases would have.
Furthermore, we have not been instructed to review or opine on any matter with respect to and we express no opinion as to (i) the capacity, power or existence of any party to the Agreements (other than the Companies), (ii) the due execution of the Agreements (other than by the Companies), (iii) the legality, validity, enforceability or admissibility in evidence of the Agreements, (iv) any liability to tax, which may arise or be suffered as a result of, or in connection with, any of the Documents or their execution, creation, issue, performance or enforcement, (v) any public international law or the rules of, or promulgated under, any treaty or by any treaty organisation, except to the extent it would have any direct effect under Luxembourg law, or (vi) on the laws of any jurisdiction other than Luxembourg.
No opinion is given that the future or continued performance of the obligations of any of the parties to the Agreements or the consummation of the transactions contemplated in the Agreements will not contravene Luxembourg law if such law is altered after the date hereof. We assume no obligation to advise any party or person of any changes of law or fact which occur after the date of this opinion, even if such change may affect the legal analysis, legal conclusions or information contained in this opinion.
4.Based upon the assumptions set out in Schedule A and subject to the qualifications set out in Schedule B, and subject to any matters not disclosed to us, we are, as at the date hereof, of the following opinion:
Status, power, authority and authorization
(a) Each Company has been formed for an indefinite duration and legally exists as a private limited liability company (société à responsabilité limitée) under the laws of Luxembourg.
(b) Each Company has the corporate power and authority to enter into the Agreements and to perform its obligations thereunder.
(c) Each Company has taken all necessary corporate actions to authorise the entry into the Agreements and the performance of its obligations thereunder.
Negative certificates

(d) According to the Negative Certificates, on the day immediately prior to the date of issuance of the Negative Certificates, no court order was recorded with the Register pursuant to which the Companies had been adjudicated bankrupt (faillite) or become subject to, or benefited from, a reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de la faillite), judicial liquidation or judicial appointment of a temporary administrator.
Due execution
(e) The Registration Statement has been duly executed on behalf of each Company.
(f) Each Company will have duly executed the Indenture, once executed by any Designated Person (as such term is defined in the September 2021 Board Resolutions) on its behalf.
No conflict
(g) Neither the entry by the Companies into the Agreements, nor the performance by any Company of its obligations thereunder, conflict with any provision of the Articles.
Licence to carry on business
(h) No consents, authorisations, licences, approvals or registrations are required from any governmental or prudential authorities in Luxembourg to enable each Company lawfully to enter into the Agreements and to perform the obligations expressed to be assumed by it therein.
5.We have given this opinion solely for the benefit of the Addressees in connection with the Registration Statement and the Agreements.
This opinion may not, without our prior written consent, be relied upon for any other purpose nor be relied upon by any other persons except for the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be disclosed without prior written consent except that we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Opinions” in the prospectus included therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.
6.This opinion is strictly limited to the matters stated herein and may not be read or construed as extending by implication to any matters not specifically referred to. The schedules to this opinion form an integral part of the opinion.
7.This opinion is to be governed by and construed in accordance with Luxembourg law, as at the date of this opinion, and any disputes relating to it shall be of the exclusive jurisdiction of the competent courts of the city of Luxembourg. In particular, but without limitation, it may only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Luxembourg law and be exclusively brought before the competent courts of the city of Luxembourg.
Yours sincerely,

/s/ White & Case (Luxembourg) S.à r.l.

White & Case (Luxembourg) S.à r.l.

Schedule A – Assumptions

For the purposes of this opinion, we have assumed, and we have not verified independently, with your consent:

1.the completeness and conformity to the originals of all documents purporting to be copies of originals, the authenticity of all documents submitted to us as copies, received by us by telefax or through electronic transmission or submitted to us as conformed, certified or photo static copies or photocopies and the authenticity of the originals thereof and the genuineness of all signatures, seals and stamps;
2.that all documents submitted to us have been executed by the persons whose names are indicated thereon as being the names of the signatories (and that such persons had the general legal capacity to execute these documents);
3.The Indenture will be executed in the form attached as exhibit 4 of the executed Registration Statement;
4.The Registration Statement has been executed in the form of the execution copy reviewed by us;
5.that the Agreements have in fact been signed on behalf of each Company by the persons empowered in the Resolutions or in accordance with the Power of Attorney, as applicable;
6.that the place of the central administration (siège de l'administration centrale), the principal place of business (principal établissement) and the centre of main interests (as referred to in Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “EU Insolvency Regulation”)) of each Company are located at the place of its registered office (siège statutaire) in Luxembourg and none of the Companies has an establishment (as such term is defined in the EU Insolvency Regulation) outside Luxembourg;
7.that no Company does, or is deemed to carry out an activity in the financial sector on a professional basis as referred to in the Luxembourg act dated 5 April 1993 relating to the financial sector, as amended or an activity requiring the holding of a business license under the Luxembourg act dated 2 September 2011 relating to the establishment of a certain business and business licence;
8.that each Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;
9.that the Articles have not been amended since the date referred to in paragraphs 2(a) and 2(b);
10.that the Agreements and all other agreements referred to therein represent and contain the entirety of the transaction entered into by the parties thereto and the absence of any other arrangements between any of the parties to the Agreements which modify or supersede any of the terms of the Agreements;
11.that all parties have acted in good faith in connection with the Agreements, that there is no illicit cause (cause illicite) in relation to the Agreements, that there is neither fraud (dol), duress (violence), mistake (erreur) or inadequacy (lésion) on the part of any of the parties to the Agreements, their respective directors, employees, agents and advisers; that there has been no material mistake of fact or misunderstanding, duress or undue influence in connection with the negotiation, execution or delivery of the Agreements;

12.the truth, accuracy and completeness at all relevant times of each of the statements and matters of fact, relied upon, assumed herein, or contained in the Agreements;
13.that all agreed conditions to the effectiveness of the Agreements have been or will be satisfied;
14.that all of the representations and warranties (except to the extent opined upon in this opinion) given by any of the parties to the Agreements are, and will be, when made or repeated or when deemed made or repeated (as the case may be), and were at all relevant times, true and accurate and that any representation or warranty given by any of the parties to the Agreements that it is not aware of or has no notice of any act, matter, thing or circumstance means that the same does not exist or has not occurred;
15.the due compliance with all matters under any applicable law other than Luxembourg law (including, without limitation, the obtaining of the necessary consents, licenses, approvals and authority, the making of the necessary filings, registrations and notifications, and the payment of stamp duties and other documentary taxes and charges), as may relate to the Agreements or the parties to the Agreements or other persons affected thereby or for the performance or enforcement by or against the parties or such other persons of their obligations or rights as they are to be performed or enforced, as the case may be;
16.that each party to the Agreements (other than the Companies) is duly incorporated or organised and validly existing;
17.that the consent of any person (other than the Companies), authority, or governmental agency which is required under any applicable law other than Luxembourg law in relation to the execution and delivery of the Agreements and the performance and observation of the terms thereof by the parties has been obtained on the date of this opinion and none of these transactions will infringe the terms of, or constitute a default under, any rule of law (including any rule of public policy) of any jurisdiction (other than Luxembourg to the extent opined herein), any agreement or other instrument or obligation to which any party thereto is a party or by which any of its property, undertaking, assets or reserves are bound;
18.that none of the transactions contemplated under or further to any of the Agreements will constitute unlawful financial assistance under any applicable law;
19.that the transactions contemplated by the Agreements are bona fide (bonne foi) transactions that have been entered into by the parties thereto for legitimate commercial purposes, without any intention to deprive of any legal benefit any persons (including for the avoidance of doubt third parties) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (including without limitation any tax laws), are compatible with that parties profit purpose (but lucratif), are in the corporate interest (intérêt social) of each Company and serve the corporate purpose of each Company;
20.that the entry by the Companies into the Agreements is not an abnormal transaction in the sense that those acting on behalf of the Companies know that, by doing so, it would prejudice its creditors;
21.that all managers signed the Resolutions, that the Resolutions have not been amended, rescinded, revoked or declared void and that each member of the board of managers of any Company has carefully considered the entry into and performance of the Agreements before signing the Resolutions;

22.that the Power of Attorney is legally valid, binding and enforceable under any applicable law, and that the Power of Attorney is in full force and effect and has not been amended, rescinded or revoked;
23.that the board of managers of each Company has satisfied itself that the obligations undertaken by each Company under the Agreements meet its corporate interest, are not disproportionate to its financial capacities and benefits, and the conclusions of the board in this respect are not unreasonable (under currently prevailing Luxembourg case law, this is primarily a question of fact for which the board of directors is solely responsible and as to which we express no opinion);
24.that none of the managers of the Companies had a direct or indirect economic interest which conflicted with the decisions of or with the transactions approved by the board of managers when the resolutions set out in the Resolutions were adopted;
25.that on the day of this opinion and on the date of any transaction contemplated in the Agreements, no party to the Agreements (i) was or will be deemed to be in a situation of cessation of payments within the meaning of Luxembourg or any other relevant bankruptcy legislation, (ii) will as a result of the Agreements or the transactions contemplated thereunder be unable to pay its debts, (iii) has resolved to enter into voluntary liquidation, (iv) has filed an application for bankruptcy or judicial reorganization, for a moratorium or any other similar proceedings under any other laws, (v) has been adjudicated bankrupt or annulled as a legal entity, or (vi) no receiver, trustee, administrator (whether out of court or otherwise) or similar officer has been appointed in relation to any of the parties to the Agreements or any of their assets (although not constituting conclusive evidence, the Negative Certificates do not contradict this assumption in respect of the Companies);
26.that, in respect of the Agreements and the transactions contemplated thereby, referred to therein, provided for or effected thereby each of the parties has entered into and will enter into the same on arms’ length commercial terms;
27.that the Agreements constitute legal, valid and binding obligations of each of the parties thereto and are enforceable in accordance with their terms under the relevant governing laws and any other applicable law (other than Luxembourg law to the extent opined herein);
28.The securities issued pursuant to the Indenture or the registration Statement (the “Securities”) will not be the subject of a public offering in any jurisdiction, including Luxembourg, for the purposes of the Luxembourg act dated 16 July 2019 on prospectuses for securities and implementing the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (the “Prospectus Regulation”) (the “Prospectus Act 2019”) or the Prospectus Regulation or any other applicable law and no form of invitation, offer, application, advertisement or other material relating to the Securities is distributed or published in Luxembourg nor, except in such case in conformity with applicable laws and regulations, in any jurisdiction other than Luxembourg;
29.The Securities are not and will not be listed on a regulated market within the meaning of the Prospectus Act 2019 or the Prospectus Regulation or any other applicable laws or regulations and are not and will not be listed or admitted to trading on any other market or trading venue in Luxembourg;
30.The requirements of any applicable law in respect of a listing on a multilateral trading facility in a European Economic Area Member State or any other jurisdiction of the Securities (if any) on any such stock exchange have been or will be fulfilled;

31.None of the Companies will issue any Securities which are preference shares, ordinary shares, depositary shares, warrants or other forms of securities which are convertible into shares; and
32.The aggregate amount of guarantees to be granted for the debt obligations of any member of the Eaton Group (being in aggregate at any point in time USD 5 billion) is not exceeded for each of the Companies respectively by the guarantee granted under the Agreements.

Schedule B – Qualifications

Our opinion is subject to the following qualifications:

1.Where any person is vested with discretion or may determine a matter in its opinion, Luxembourg law may require that such discretion is exercised in good faith.
2.This opinion is subject to any limitations arising from bankruptcy (faillite), insolvency, liquidation, reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite), moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors generally, as well as any health and safety laws and regulations, any laws, regulations and policies relating to racketeering, criminal and civil forfeiture, emergencies, foreign asset or trading controls, corrupt practices, national security, terrorism or money laundering or governing foreign investment in Luxembourg.
3.Any power of attorney or agency (mandat) whether or not irrevocable will terminate by force of law, and without notice, upon the insolvency of the principal. A power of attorney or agency might become ineffective upon the principal entering into controlled management (gestion contrôlée) or reprieve from payment (sursis de paiement). The designation of a service of process agent may constitute (or may be deemed to constitute) a power of attorney or agency. Any power of attorney expressed to be irrevocable and granted by or on behalf of any Company may as a matter of Luxembourg law (which a court may also apply to powers granted by or on behalf of any Company under foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney
4.A power of attorney may not be effective where it is given for the exclusive benefit of the attorney or a third party or the attorney is exposed to a conflict of interest. In that respect, some legal writers are of the opinion that the granting of a power of attorney by one party to its counterparty is not valid.
5.We express no opinion on the effectiveness or ineffectiveness of a purported revocation, or the consequences of such revocation by the principal of a power of attorney or agency (mandat) expressed to be irrevocable.
6.A Luxembourg company may only encumber its assets or provide guarantees in accordance with its corporate objects and for its corporate benefit. There is no Luxembourg legislation governing group companies which specifically regulates the establishment, organisation and liability of groups of companies. Consequently, the concept of group interest as opposed to the interest of the individual corporate entity is not expressly recognised. A company may, in principle, not encumber its assets or provide guarantees in favour of group companies in general (at least as far as parent companies and fellow subsidiaries of its parent companies are concerned).
Based on relevant French and Belgian case law and legal literature (to which Luxembourg courts are likely to refer in this context), we would take the view that a Luxembourg company may, in principle, validly assist other group companies if:
(a) they are part of an integrated group;
(b) it can be established that the company derives a benefit from granting such assistance or that at least, there is no disruption of the balance of interests in the group to the detriment of the Luxembourg company; and

(c ) the assistance is not in terms of the amounts involved disproportionate to the company's financial means and the benefits derived from granting such assistance.
If the assistance is deemed contrary to the interest of the company by the courts, its directors may be held liable for action taken in that context. Further, under certain circumstances, the directors of the Luxembourg company might incur criminal penalties based on the concept of misappropriation of corporate assets (article 1500-11 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies Act”)). Article 1500-11 of the Luxembourg Companies Act makes it a criminal offence for the directors and managers of a Luxembourg company, whether having been officially appointed or being de facto directors or managers (which concept might include legal persons), if, acting in bad faith, they have made use of corporate assets or of corporate credit for uses other than those required by the interests of such company and for their own personal benefit or for the benefit of companies or enterprises in which they have a direct or indirect interest. It cannot be excluded ultimately that, if the relevant transaction were to be considered as a misappropriation of corporate assets by a Luxembourg court or if it could be evidenced that the other parties to the transaction were aware of the fact that the transaction was not for the corporate benefit of the Luxembourg company, the transaction might be declared void or ineffective based on the concept of illegal cause (cause illicite). Also, depending on the factual circumstances, a liquidator, an insolvency receiver or creditors of the assisting company could seek the liability of the banks (e.g., where the guarantee trigger has caused the insolvency of the assisting company and/or has caused a wider consequential loss to the creditors of such company).
7.We express no tax opinion whatsoever in respect of the Companies or the tax consequences of the transactions contemplated by the Agreements.
8.We express no opinion as to whether the performance of the Agreements would cause any borrowing limits, debt/equity or other ratios possibly agreed with the tax authorities to be exceeded nor as to the consequences thereof.
9.We express no opinion whatsoever on regulatory matters or matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.
10.The rights and obligations of the parties under the Agreements may be limited by the effects of criminal measures, including without limitation criminal freezing orders, public law sanctions or restraining measures taken from time to time under applicable laws treaties or other instruments.
11.A search at Register is not capable of conclusively revealing whether a (and the Negative Certificates do not constitute conclusive evidence that no) winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made.
12.By application of article 1200-1 of the Luxembourg Companies Act, a company not respecting any provision of Luxembourg criminal law or which seriously contravenes any provision of the Luxembourg commercial code or any other Luxembourg law applicable to commercial companies may be put into judicial dissolution and liquidation upon the application of the public prosecutor.
13.The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations) or RESA, Recueil électronique des sociétés et associations, as applicable, unless the company proves that the relevant third parties had prior knowledge thereof.
14.The Luxembourg Companies Act reserves the right and the power to decide on certain matters (such as the winding-up or the liquidation of a company, the merger, the increase of the share capital, the distribution of dividends or the amendment of the articles of incorporation of the company) exclusively to the shareholders of the company.
15.Any provision in the Agreements which constitutes, or purports to constitute, a restriction on the choice of auditor of any Company by its shareholders or members may contravene the requirements of the Directive 2006/43/EC of the European Parliament and of the Council of 17 May 2006 on statutory audits of annual accounts and consolidated accounts, as amended, and the Regulation (EU) No 537/2014 of the European Parliament and of the Council of 16 April 2014 on specific requirements regarding statutory audit of public-interest entities and may therefore become null and void.
16.A receiver may be limited in the exercise of its rights and powers (i) pursuant to the Luxembourg Companies Act and (ii), in the case of insolvency of a Luxembourg company, by the rights and powers of the insolvency receiver appointed by a Luxembourg court pursuant to Luxembourg insolvency laws. Further, the rights and powers of a receiver may not cover or extend to actions which, pursuant to the Luxembourg Companies Act or the Articles, require a decision of the shareholders of a Luxembourg company rather than the Luxembourg company itself.